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News release

Media contact: Erick Gustafson Marsh McLennan +1 202 263 7788 erick.gustafson@mmc.com	Investor contact: Jay Gelb Marsh McLennan +1 212 345 1569 jay.gelb@mmc.com
Marsh McLennan completes acquisition of McGriff Insurance Services

NEW YORK, November 15, 2024 – Marsh McLennan (NYSE: MMC), a global leader in risk, strategy and people, today completed the acquisition of McGriff Insurance Services, LLC. With the closing of this acquisition, McGriff’s more than 3,500 colleagues will join Marsh McLennan Agency.

“We are thrilled to welcome the McGriff team to Marsh McLennan,” said John Doyle, President and CEO of Marsh McLennan. “Their deep specialty and industry capabilities will strengthen Marsh McLennan Agency’s value proposition and expand our reach in the growing middle market. Together, McGriff and MMA will deliver even greater value to clients.”

“Armed with McGriff’s outstanding talent, leadership and expertise, we look forward to enhancing our client-centric capabilities to serve even more businesses and communities across the country,” commented David Eslick, Chairman and CEO of Marsh McLennan Agency.

“By joining Marsh McLennan Agency, our teammates gain access to expanded global resources and industry knowledge to build their career growth and bring innovative, actionable solutions to clients—who will continue to be served by the same dedicated teams and client-first strategy they know and trust,” said Read Davis, CEO of McGriff.

Founded in 1886, McGriff is a leading provider of insurance broking and risk management services in the United States.

About Marsh McLennan
Marsh McLennan (NYSE: MMC) is a global leader in risk, strategy and people, advising clients in 130 countries across four businesses: Marsh, Guy Carpenter, Mercer and Oliver Wyman. With annual revenue of $23 billion and more than 85,000 colleagues, Marsh McLennan helps build the confidence to thrive through the power of perspective. For more information, visit marshmclennan.com, or follow on LinkedIn and X.

About McGriff
McGriff Insurance Services, LLC is a full-service insurance broker providing risk management and insurance solutions to clients across the United States. The firm’s coverages include commercial property and casualty, corporate bonding and surety services, cyber, management liability, captives, and alternative risk transfer programs, small business, employee benefits, title insurance, personal lines, and life and health. For more information, please visit www.McGriff.com.